Exhibit 99.1

NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Updates Third Quarter 2022 Expectations and Reaffirms Full Year 2022 Guidance

Full year 2022 guidance unchanged from previous guidance of revenue in the range of
$22 million to $25 million and Adjusted EBITDA of approximately $6 million to $8 million

VERNAL, UT, October 12, 2022 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, announced today its updated third quarter 2022 expectations and reaffirmed full year 2022 guidance.

The updated expectations reflect the timing associated with the initial $3.8 million sale of a Drill-N-Ream® (“DNR”) tool fleet to Bin Zayed Petroleum for Investment Ltd. The DNR is the Company’s flagship well bore conditioning tool. As previously announced, Bin Zayed Petroleum will purchase approximately $13 million of DNRs in quarterly stages over the next year from the Company, subject to certain conditions that will be evaluated with each purchase tranche, and SDP will repair and maintain the purchased tools at an agreed repair price per tool. The initial tranche, which was confirmed with the execution of the distribution agreement, is now planned for the fourth quarter of 2022.

As a result, third quarter 2022 revenue is now expected to be approximately $4.8 million to $5.2 million and adjusted EBITDA is now expected to be approximately $1.1 million to $1.4 million reflecting an adjusted EBITDA margin of approximately 25% at the mid-point of the range. Full year 2022 revenue and adjusted EBITDA guidance is unchanged at $22 million to $25 million in revenue and $6 million to $8 million in adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure. See the Forward Looking Non-GAAP Financial Measures discussion in this release.

Troy Meier, Chairman and CEO of Superior Drilling Products, commented, “We have continued to see strong market conditions in the Middle East and the U.S. and have modified our third quarter expectations to reflect the shift in timing of our tool fleet sale to Bin Zayed from the third quarter to the fourth quarter. As a result, we are maintaining our full year guidance. We believe there is significant opportunity for the DNR internationally and look forward to working with our new international channel partner to accelerate our exposure throughout the Middle East and North African regions. Likewise, we continue to gain strength in the U.S. market as operators are focused on driving productivity and realize the power of the DNR in their drilling operations.”

SDP expects to release its third quarter fiscal 2022 financial results in mid-November 2022.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® wellbore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Superior Drilling Products, Inc. Updates Third Quarter 2022 Expectations and Reaffirms Full Year 2022 Guidance

October 12, 2022

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitations, the continued impact of COVID-19 on the business, the Company’s strategy, future operations, success at developing future tools, the Company’s effectiveness at executing its business strategy and plans, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and ability to outperform are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the duration of the COVID-19 pandemic and related impact on the oil and natural gas industry, the effectiveness of success at expansion in the Middle East, options available for market channels in North America, the deferral of the commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Forward Looking Non-GAAP Financial Measures

Forward-looking adjusted EBITDA is a non-GAAP measure. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2022 and future financial results. This non-GAAP financial measure is a preliminary estimate and is subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth in this presentation may be material.

For more information, contact investor relations:

Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com